Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
February 6, 2014	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
Athlon Energy Inc.	Hong Kong	Shanghai
420 Throckmorton Street	Houston	Silicon Valley
Suite 1200	London	Singapore
Fort Worth, Texas 76102	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re:                       Public Offering of up to 16,100,000 Shares of Common Stock of Athlon Energy Inc.

Ladies and Gentlemen:

We have acted as special counsel to Athlon Energy Inc., a Delaware corporation (the “Company”), in connection with the proposed sale of up to 16,100,000 shares of common stock, $0.01 par value per share (the “Shares”), which are being offered by certain stockholders of the Company.  The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 24, 2014 (Registration No. 333-193528) (such registration statement, as amended as of the effective date thereof, together with the registration statement filed by the Company on the date hereof pursuant to Rule 462(b) promulgated under the Act, collectively referred to as the  “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus (the “Prospectus”), other than as expressly stated herein with respect to the sale of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and nonassessable.

February 6, 2014

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP